Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 91st ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, June 11, 2021 — Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today virtually held its 91st Annual Meeting of Stockholders (the “Meeting”). Stockholders voted in favor of the recommendations of the Corporation’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected two Directors, Ms. Sandra Yeager and Mr. Christopher O. Petersen, each for a term that will expire at the Corporation’s 2022 Annual Meeting of Stockholders, and re-elected three Directors, Mr. George S. Batejan and Mses. Kathleen Blatz and Pamela G. Carlton, each for a term that will expire at the Corporation’s 2024 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2021.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting www.columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

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